Exhibit 10.1

Certain portions of this Exhibit have been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K.

December 30, 2022

ECHOSTAR CORPORATION

Pradman P. Kaul

via email

Dear Mr. Kaul:

Reference is made to those certain EchoStar Corporation Executive Officer Stock Option Agreements by and between you and EchoStar Corporation, a Nevada corporation (the “Company”), dated as of April 1, 2016 (covering nonqualified and incentive stock options) (the “2016 Option Agreement”), October 1, 2019 (covering nonqualified stock options) (the “2019 NSO Option Agreement”), October 1, 2019 (covering incentive stock options) (the “2019 ISO Agreement”), April 1, 2022 (covering nonqualified stock options) (the “2022 NSO Option Agreement”), and April 1, 2022 (covering incentive stock options) (the “2022 ISO Option Agreement”) (together, the “Option Agreements”), pursuant to which you currently hold outstanding Options covering Common Shares. Capitalized terms used but not defined in this letter agreement (this “Letter”) shall have the meanings ascribed thereto in the Option Agreements.

Option Exercise Amendment – 2016 and 2022 Option Grants

As you are aware, effective as of December 31, 2022, you will retire as President of Hughes Communications, Inc. and Hughes Network Systems, LLC (both of which are subsidiaries of the Company). Upon your retirement, you will cease to be an employee of the Company and its subsidiaries and affiliates. As you are also aware, you currently serve, and following your retirement, will continue to serve, as a member of the Company’s board of directors (the “Board”).

Section 2(a) of each of the 2016 Option Agreement, the 2022 NSO Option Agreement and the 2022 ISO Option Agreement provides that the Options subject thereto shall remain outstanding and eligible to vest, and become exercisable, so long as you remain an “employee of” or “employed by” “the Company or its direct or indirect subsidiaries,” and Section 3 of each of the 2016 Option Agreement, the 2022 NSO Option Agreement, and the 2022 ISO Option Agreement provides that upon your “ceas[ing] to be employed by the Company and/or its direct or indirect subsidiaries,” (i) any portion of the Options granted thereunder that are then unvested will be immediately forfeited for no consideration upon such cessation of employment, and (ii) depending on the circumstances of such termination, any portion of the Options granted thereunder that are then vested and exercisable will either remain exercisable for a certain period of time thereafter (and if not exercised within that time period, will be forfeited for no consideration), or will also be immediately forfeited for no consideration upon such cessation of employment.

The Company desires that the Options granted under each of the 2016 Option Agreement, the 2022 NSO Option Agreement, and the 2022 ISO Option Agreement continue to remain outstanding, and vest and become exercisable, in accordance with their terms following your retirement for so long as you continue to serve as a member of the Board, without regard to your employment with the Company and/or its direct or indirect subsidiaries.

Therefore, you and the Company hereby agree as follows:

•	All references in the 2016 Option Agreement, the 2022 NSO Option Agreement, and the 2022 ISO Option Agreement to your continued employment as a requirement for eligibility for vesting and exercisability of the Options subject thereto shall be deemed to refer to your continued employment with the Company and its direct or indirect subsidiaries or your continued provision of services to the Company as a member of the Board; and

•	All references in the 2016 Option Agreement, the 2022 NSO Option Agreement, and the 2022 ISO Option Agreement to a termination of your employment or your cessation of employment be deemed to refer to a termination or cessation (as applicable) of your employment with the Company and its direct or indirect subsidiaries or your provision of services to the Company as a member of the Board.

For the sake of clarity, this portion of Letter (i.e., the portion under the heading “Option Exercise Amendment – 2016 and 2022 Option Grants”) applies only to the 2016 Option Agreement, the 2022 NSO Option Agreement and the 2022 ISO Option Agreement and does not amend any of the terms and conditions of any stock option agreements by and between you and the Company including, but not limited to, the 2019 NSO Option Agreement and the 2019 ISO Option Agreement. As such, upon your cessation of employment on December 31, 2022, the stock options granted to you under the 2019 NSO Option Agreement, the 2019 ISO Option Agreement, and any such other stock option agreements will be treated pursuant to the terms thereof (such that all then unvested options outstanding thereunder will be forfeited for no consideration, and all vested options outstanding thereunder will remain exercisable until January 31, 2023, and to the extent not exercised as of such date, will also be forfeited for no consideration).

Non-Compete Amendment

The parties hereto also desire to amend the terms of all non-competition covenants by which you are currently bound in any agreement between you and the Company or any of its subsidiaries (including, but not limited to, the non-competition covenants set forth in Section 5 of each of the Option Agreements). ***

General

The Option Agreements and this Letter, together with EchoStar Corporation 2017 Stock Incentive Plan (as amended from time to time) (the “Plan”), set forth the entire agreement and understanding of the parties hereto with respect to the subject matter set forth in the Option Agreements and the Plan, and supersede any and all prior agreements, whether written or oral, relating to such subject matters.

Except as explicitly modified by this Letter, all terms of the Option Agreements will remain in full force and effective following the date hereof.

This Letter shall be governed by, and construed in accordance with, the laws of the state of Colorado, without giving effect to the conflict of laws principles of such state/province.

This Letter may be executed in counterparts (including by facsimile or .pdf copy), each of which will be deemed an original, but all of which will be deemed on in the same instrument.

[Signatures follow]

IN WITNESS WHEREOF, the parties hereto have executed this Letter as of the date first written above.

/s/ Pradman P. Kaul
PRADMAN P. KAUL

COMPANY:

ECHOSTAR CORPORATION

By:	/s/ Dean A. Manson
Name: Dean A. Manson
Title: Executive Vice President, General Counsel and Secretary

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